EXHIBIT 99.1

JoS. A. Bank Clothiers Announces Its 2011 Black Friday Doorbusters

HAMPSTEAD, Md., Nov. 21, 2011 (GLOBE NEWSWIRE) -- JoS. A. Bank Clothiers, Inc. (Nasdaq:JOSB) announces its plan for this year's Black Friday Doorbusters. The annual Black Friday Doorbuster event will be held for eight hours only on Friday, November 25, 2011 from 5:00 a.m. to 1:00 p.m. (local time) in its 513 company-owned full-line stores nationwide (times may vary slightly for certain stores). In addition, the items will be offered online at www.josbank.com beginning at 12:01 a.m. (EST) on Thanksgiving Day and ending at 1:00 p.m. (PST) on Black Friday.

The JoS. A. Bank Black Friday Doorbuster event will feature the following select items all priced to offer incredible savings for this limited time period:

		Regular Price	Sale Price
1.	Executive Camel Hair Blazers	$450	$99
2.	Executive Cashmere Sweaters	$295	$69
3.	Executive Suits	$595	$139
4.	Merino Wool Topcoats	$450	$99
5.	Solid and Patterned Cashmere Scarves	$120 and $130	$29.99
6.	Executive Dress Shirts	$69.50 and $79.50	$19.99
7.	Executive Leather Jackets	$650	$159
8.	Wool/Cashmere Dress Pants	$165	$39.99
9.	Executive Cashmere Blazers	$650	$179
10.	Executive Sportshirts	$69.50	$19.99

"We are pleased to offer our largest and most varied assortment of tremendous Black Friday values to our customers this year," stated R. Neal Black, President and CEO of JoS. A. Bank Clothiers. "We have expanded this assortment to ten Doorbuster items and we will be opening our doors one hour earlier at 5:00 a.m. (local time), lengthening the sale period by an additional hour. We are announcing this product assortment and the respective prices early to assist our customers in planning their shopping on Black Friday," continued Mr. Black.

Below are product details for the 2011 JoS. A. Bank Doorbuster offerings:

Executive Camel Hair Blazers - Pure camel hair. Soft and smooth, rich and refined. An enduring essential in any gentleman's wardrobe. Fully lined with a center vent. Seven colors available in 2- or 3- button.

Executive Cashmere Sweaters - Relax in the comfort and style of 100% pure two-ply cashmere. This luxurious sweater is an indispensable addition to your wardrobe. With 10 colors and multiple styles, you're sure to find a sweater to fit your needs.

Executive Suits - Year-round premium wool suits. Jackets are fully lined with soft shoulders and a center vent. Trousers are available in pleated or plain front styles. Offered in a variety of colors and patterns to suit even the most discriminating of tastes. All patterns are available in 2- or 3- button.

Merino Wool Topcoats - 100% merino wool with an ultra-soft texture makes these topcoats a wardrobe necessity. Offered in six colors with single-breasted styling in full or three-quarter length. When the temperatures drop, our topcoats are designed to keep you warm without sacrificing style.

Solid and Patterned Cashmere Scarves - Wrap yourself in the luxury of 100% pure cashmere. These scarves are offered in solids and patterns and are sure to make the perfect gift for everyone on your list this holiday season.

Executive Dress Shirts - Soft, two-ply cotton with a single-needle construction for long-lasting comfort and quality. With over 30 solid and pattern colors available, and multiple collar choices, who can buy just one?

Executive Leather Jackets - Soft, supple lambskin makes these cold weather favorites a must have for every man. Available fully lined in bomber or open bottom styling in your choice of two colors.

Wool/Cashmere Dress Pants - Finely tailored dress pants offered in a sophisticated blend of premium wool with a touch of cashmere for added softness and elegance. All colors are half-lined to the knee and available in either pleated or plain front. Complete your wardrobe in style with wool and cashmere.

Executive Cashmere Blazers - The luxury of pure cashmere is unmistakable. Fine tailoring and rich colors make these blazers a wardrobe essential for every gentleman. All colors are available fully-lined with a center vent in 2- or 3- button.

Executive Sportshirts - Casual cotton patterns designed for you to relax in comfort. Perfectly coordinated to be worn layered under a sportcoat or blazer. From casual Friday, to weekend shopping, these sportshirts will complete your wardrobe.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 550 stores in 43 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, including negative changes to consumer confidence and other recessionary pressures, higher energy and security costs, the successful implementation of our growth strategy, including our ability to finance our expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs, the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 29, 2011 and our subsequent Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, Md.
         David E. Ullman
         EVP/CFO
         410-239-5715

         or Investor Relations Information Request Website
         http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-
         inforeq
         or Investor Relations Voicemail, 410-239-5900

         E-commerce Address for JoS. A. Bank Clothiers, Inc.:
         www.josbank.com